UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

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CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

October 15, 2018

Dear Stockholder:

You are cordially invited to attend an annual meeting of stockholders of CytoDyn Inc. (the “Company”) to be held at 9:30 a.m., Pacific Time, on Thursday, November 8, 2018, at the Hilton Portland Downtown, 921 S.W. 6th Avenue, Portland, Oregon 97204.

Matters to be presented for action at the meeting include (i) the election of directors, (ii) a proposal to increase the number of authorized shares of our common stock from 450,000,000 to 600,000,000 shares, (iii) ratification of the selection of our auditors and (iv) an advisory vote on our executive compensation. We will also act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are encouraged about the future of our company, and we look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date and return your proxy, or submit your proxy by telephone or Internet as instructed on the enclosed proxy card. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 8, 2018

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at the Hilton Portland Downtown, 921 S.W. 6th Avenue, Portland, Oregon 97204, on Thursday, November 8, 2018, at 9:30 a.m., Pacific Time.

Only stockholders of record at the close of business on September 12, 2018, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of seven directors;

2.	Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 450,000,000 shares to 600,000,000 shares;

3.	Ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2019;

4.	A non-binding advisory vote to approve our executive compensation; and

5.	The transaction of any other business as may properly come before the Annual Meeting or any postponements or adjustments thereof.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card to avoid the expense of further solicitation. If you are a stockholder of record and attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

The board of directors of the Company recommends that you vote “FOR” each of the proposals set forth above.

By Order of the Board of Directors

Michael D. Mulholland

Chief Financial Officer, Treasurer, and

Corporate Secretary

Vancouver, Washington

October 15, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS’ MEETING TO BE HELD ON NOVEMBER 8, 2018:

The proxy statement for the 2018 annual meeting of stockholders and 2018 annual report to stockholders are also available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at the annual meeting of stockholders to be held on November 8, 2018 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on or about October 15, 2018.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,500, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

Voting. You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. When a proxy is properly returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present, and will be voted FOR the election of all nominees for director, as well as “FOR” Proposals 2, 3 and 4. If a stockholder of record attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines such proposal to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s names will have the same effect as a vote against Proposal 2.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner.

If you have additional questions, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone may not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

OUTSTANDING VOTING SECURITIES AND QUORUM

Stockholders of record as of the close of business on September 12, 2018, are entitled to one vote at the Annual Meeting for each share of common stock, par value $0.001 per share (“Common Stock”), of the Company then held by each stockholder. As of that date, the Company had 248,400,949 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum at the Annual Meeting.

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware and the Company’s Bylaws, the seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the General Corporation Law of the State of Delaware, Proposal 2 must be approved by a majority of the outstanding shares of stock of the Company entitled to vote on the proposal. Proposals 3 and 4 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the Proposal.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document along with the exhibits attached hereto to understand the proposals fully.

•

Time and Place of Annual Meeting (See cover page, Notice of Annual Meeting of Stockholders): Thursday, November 8, 2018 at 9:30 a.m., Pacific Time, at the Hilton Portland Downtown, 921 S.W. 6th Avenue, Portland, Oregon 97204.

•	Record Date (See page 2): You can vote at the Annual Meeting if you owned Common Stock of CytoDyn Inc. at the close of business on September 12, 2018.

•

Proposals to be Voted on (See Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include (i) the election of directors, (ii) a proposal to increase the total number of authorized shares of Common Stock from 450,000,000 shares to 600,000,000 shares, (iv) ratification of the selection of the Company’s auditors and (v) a non-binding advisory vote to approve executive compensation as described in this proxy statement.

•

Reasons for the Increase in Authorized Shares (See page 29): The primary reasons for the increase in authorized shares of Common Stock are to have sufficient shares available for possible future financings, acquisition transactions, joint ventures and other general corporate purposes, including the issuance of shares of Common Stock to ProstaGene, LLC (“ProstaGene”) in connection with the Company’s acquisition of certain ProstaGene assets, in each case as further described in this proxy statement under Proposal 2.

•

Effect of Approving the Increase in Authorized Shares (See pages 30): If the increase in authorized shares of Common Stock is approved, the authorized shares of the Company will be increased from 450,000,000 shares to 600,000,000 shares.

•

Effect of Not Approving the Increase in Authorized Shares (See page 30): If the increase in authorized shares proposal fails to obtain the vote required for approval, the number of shares authorized for issuance by the Company will remain at 450,000,000 shares of Common Stock. If this occurs, the Company may be limited in its ability to issue shares of its Common Stock to complete future financings, acquisition transactions, joint ventures and other general corporate purposes.

Further, as described in this proxy statement under Proposal 2, if the increase in authorized shares proposal fails to obtain the vote required for approval, the Company would become obligated to issue shares of convertible preferred stock in lieu of Common Stock as consideration in the ProstaGene transaction. The shares of preferred stock would contain a redemption right for cash, commencing on June 30, 2019, based upon the closing price of the Company’s Common Stock on the trading day before the closing of the ProstaGene transaction. Assuming a redemption price equal to the closing price of $0.54 on October 11, 2018, the potential dollar amount for such a redemption obligation would be approximately $14.6 million, increasing or decreasing by $270,000 for each $0.01 increase or decrease in such stock price prior to the trading day before the closing of the ProstaGene transaction. The Company may not be able to finance such a redemption obligation at the time when it comes due.

•

Other Proposals: At the Annual Meeting you will also be asked to consider proposals to elect directors, ratify the selection of the Company’s auditors and approve, on an advisory basis, executive compensation.

•	Recommendation of the Board (See pages 1, 5, 31, 32, 33): The Board recommends that you vote FOR the election of all nominees for director, as well as FOR Proposals 2, 3 and 4.

•

Vote Required (See page 2): Pursuant to the General Corporation Law of the State of Delaware and the Company’s Bylaws, the seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Pursuant to the General Corporation Law of the State of Delaware, Proposal 2 must be approved by a majority of the outstanding shares of stock of the Company entitled to vote on the proposal, and Proposals 3 and 4 will be approved if a quorum exists and the votes cast favoring the Proposal exceed the votes cast opposing the proposal.

•

How to Vote Your Shares (See page 1): Complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card, as soon as possible, so that your shares may be represented at the Annual Meeting. In order to assure that your vote is obtained, please submit your proxy even if you currently plan to attend the Annual Meeting in person.

•

How to Revoke Your Proxy (See page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone may not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

•

Voting of Shares Held in “Street Name” (See page 1): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines such proposals to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s name, will have the same effect as a vote against Proposal 2.

•	Whom You Should Call with Questions: If you have further questions, you may contact the Company’s proxy solicitor, Alliance Advisors LLC at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

PROPOSAL 1—ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. The Company’s Certificate of Incorporation and Bylaws authorize the Board to set the number of directors of the Company. The number of directors is currently seven. During periods between annual stockholder meetings, vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Denis R. Burger, Ph.D. and A. Bruce Montgomery, M.D. resigned as members of the Company’s Board, effective on July 11, 2018. To fill one of the vacancies created by these resignations, Michal A. Klump was appointed to the Board, effective August 11, 2018. Mr. Klump’s term ends on the date of the Annual Meeting and he will stand for re-election at the Annual Meeting. Effective August 22, 2018, the Board took action to reduce the size of the Board from eight directors to seven directors, thereby eliminating the other vacancy created by these resignations.

Also effective July 11, 2018, Anthony D. Caracciolo resigned as Executive Chairman of the Company, which was an executive officer position. Mr. Caracciolo will continue to serve as a Board member and the Non-Executive Chairman of the Board and he will stand for re-election at the Annual Meeting.

The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from any individual nominee. Shares that are not represented at the Annual Meeting, shares that are withheld and broker non-votes, if applicable, will have no effect on the outcome of the election.

The Board recommends that stockholders vote “FOR” each of the nominees named below to serve as a director. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of September 12, 2018.

Name	Age	Principal Occupation
Anthony D. Caracciolo	63	Chairman of the Board
Nader Z. Pourhassan, Ph.D.	55	President and Chief Executive Officer
Carl C. Dockery	56	President, Alpha Advisors, LLC
Gregory A. Gould	52	Chief Financial Officer of Evolve Biologics, Inc.
Scott A. Kelly, M.D.	49	Director of Safety Council and Medical Director of Spine Center at Resurgens Orthopaedics
Michael A. Klump	53	President and CEO of Argonne Capital Group, LCC
Jordan G. Naydenov	58	Vice President and Treasurer of Milara, Inc.

The experience, qualifications, attributes and skills of each nominee, including his business experience during the past five years, are described below.

Anthony D. Caracciolo. Mr. Caracciolo was appointed Executive Chairman of the Company in January 2017 and has served as Chairman of the Board since June 2013. From January 2017 until July 2018, Mr. Caracciolo served as Executive Chairman. Mr. Caracciolo recently resigned his role as Executive Chairman of the Company, but continues to serve as the Board’s Non-Executive Chairman. In December 2011, the Board appointed Mr. Caracciolo as a director. Mr. Caracciolo has over 30 years of experience in the pharmaceutical sciences industry. He was formerly employed at Gilead Sciences, Inc. (“Gilead”), a publicly held, research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need, from 1997 until retiring in October 2010. During his tenure, Mr. Caracciolo served as Senior Vice President, Manufacturing and Operations and was a senior member of Gilead’s executive committee, which was responsible for the strategic and operational direction of Gilead. While at Gilead, Mr. Caracciolo was responsible for directing operational and strategic initiatives for two manufacturing sites, development of a portfolio of contract manufacturing organizations, production of over 50 percent of Gilead’s commercial products, information technology, compliance assurance associated with aseptic processing, product development, optimization, technology transfers, and supervision of over 600 employees at six global locations. Prior to Gilead, Mr. Caracciolo was Vice President of Operations for Bausch and Lomb’s pharmaceutical division. Before joining Bausch and Lomb, he held various management positions at Sterling Drug for over 13 years. Mr. Caracciolo received a B.S. degree in Pharmaceutical Science from St. John’s University in 1978. Mr. Caracciolo brings to the Board an understanding of the Company’s operational issues and extensive experience in management and the biotech industry.

Nader Z. Pourhassan, Ph.D. Dr. Pourhassan was appointed President and Chief Executive Officer of the Company in December 2012, following his service as interim President and Chief Executive Officer for the preceding three months. On September 24, 2012, the Board appointed Dr. Pourhassan as a director. Dr. Pourhassan was employed by the Company as the Company’s Chief Operating Officer from May 2008 until June 30, 2011, at which time Dr. Pourhassan accepted a position as Managing Director of Business Development. Before joining the Company, Dr. Pourhassan was an instructor of college-level engineering at The Center for Advanced Learning, a charter school in Gresham, Oregon, from June 2005 through December 2007. Dr. Pourhassan immigrated to the United States in 1977 and became a U.S. citizen in 1991. He received his B.S. degree from Utah State University in 1985, his M.S. degree from Brigham Young University in 1990 and his Ph.D. from the University of Utah in 1998, in each case in Mechanical Engineering. Dr. Pourhassan brings to the Board his deep knowledge of the Company’s operations and industry. He also contributes his business, leadership and management experience.

Carl C. Dockery. Mr. Dockery has been a director since September 2014 and is also Chair of the Nominating and Governance Committee. Mr. Dockery is a financial executive with years of experience in the insurance and reinsurance industry and more recently in 2006 as the founder and president of a registered investment advisory firm, Alpha Advisors, LLC. Mr. Dockery is an active investor in various healthcare and early-stage companies through Alpha Ventures, the venture capital affiliate of Alpha Advisors. Mr. Dockery’s 20-year career as an insurance executive began in 1988 as an officer and director of two related and closely held insurance companies, including serving as secretary of Crossroads Insurance Co. Ltd. of Bermuda and as vice president of Gulf Insurance Co. Ltd. of Grand Cayman. Familiar with the London reinsurance market, in the 1990s, Mr. Dockery worked at Lloyd’s and the London Underwriting Centre brokering various types of reinsurance placements. In April 2016, Mr. Dockery became a director of Aytu BioScience, Inc., a publicly traded specialty pharmaceutical company focused on the commercialization of novel products in the field of urology. Mr. Dockery graduated from Southeastern University with a B.A. in Humanities. Mr. Dockery’s background in finance and understanding of the capital markets is an asset to the Company.

Gregory A. Gould. Mr. Gould currently serves as Chair of the Audit Committee and previously served as the Company’s Chairman of the Board from July 2012 until June 2013. He has been a director since March 2006. Mr. Gould has held senior management positions in the life sciences industry for over 20 years. He currently serves as the Chief Financial Officer of Evolve Biologics, a subsidiary of Therapure BioPharma, Inc., since November 2017. Mr. Gould previously served as Chief Financial Officer, Treasurer and Secretary of Aytu BioScience, Inc. from April 2015 until November 2017, and he was also the Chief Financial Officer, Secretary and Treasurer of Ampio Pharmaceuticals, Inc. from June 2014 until June 2017. Aytu and Ampio are publicly traded biopharmaceutical companies that were owned by similar investment groups for a period of time. Prior to joining Ampio Pharmaceuticals in June 2014, he provided financial and operational consulting services to the biotech industry through his consulting company, Gould, LLC. Mr. Gould was Chief Financial Officer, Treasurer and Secretary of SeraCare Life Sciences from November 2006 until the company was sold to Linden Capital Partners in April 2012. During the period from July 2011 until April 2012, Mr. Gould also served as the Interim President and Chief Executive Officer of SeraCare. Mr. Gould has held several other executive positions at publicly traded life sciences companies including the Chief Financial Officer role at Atrix Laboratories, Inc., an emerging specialty pharmaceutical company focused on advanced drug delivery. During Mr. Gould’s tenure at Atrix, he was involved in the negotiation and sale of the company to QLT, Inc. for over $855 million. He also played a critical role in the management of several licensing agreements including the global licensing agreement with Sanofi-Synthelabo of the Eligard® product line. Mr. Gould was the Chief Financial Officer at Colorado MedTech, Inc., a publicly traded medical device design and manufacturing company, where he negotiated the transaction to sell the company to KRG

Capital Partners. Mr. Gould began his career as an auditor with Arthur Andersen, LLP. Mr. Gould graduated from the University of Colorado with a B.S. in Business Administration and is a Certified Public Accountant. He brings biotech and public company M&A experience, as well as financial expertise, to the Board through his professional experience.

Scott A. Kelly, M.D. Dr. Kelly has been a director since April 2017. Dr. Kelly is a practicing physician and writer and is board certified in Physical Medicine and Rehabilitation. Dr. Kelly has served at Atlanta-based Resurgens Orthopaedics since 2002, including as Director of the Safety Council since 2013 and as Medical Director of the Resurgens Orthopaedics’ Spine Center since 2007. Dr. Kelly is a fellow of the American Board of Physical Medicine and Rehabilitation and a diplomate of the American Academy of Physical Medicine and Rehabilitation. Dr. Kelly also is a member of the Spine Intervention Society, Georgia Society of Interventional Spine Physicians, and American Academy of Physical Medicine and Rehabilitation. Dr. Kelly has received numerous honors including being named as America’s Best Physicians in 2016 and 2017 by The National Consumer Advisory Board, “Top Doctor” in 2015, 2016 and 2017 by Castle Connolly, and “Top Doctor” by Atlanta Magazine in 2016. Dr. Kelly is the author of What I’ve Learned from You: The Lessons of Life Taught to a Doctor by His Patients. Dr. Kelly received his B.A. in Psychology from Emory University, his medical doctorate from Medical College of Georgia and completed his medical residency at Emory University. Dr. Kelly brings extensive patient treatment and a deep knowledge of life sciences to the Board.

Michael A. Klump. Mr. Klump was appointed to the Board in August 2018. Mr. Klump has nearly 30 years of financial experience and has been actively involved in formulating and executing strategic financial plans. He founded Argonne Capital Group, LLC (“Argonne”), a closely-held private investment firm, in 2003. Since inception, Argonne has invested over $750 million of equity in public and private companies spanning multiple industries. In all instances, Argonne looks for opportunities where the firm can leverage its management infrastructure and capabilities to help its portfolio companies with a variety of initiatives, including strategic planning, acquisitions and capital raising. Mr. Klump received a B.A. from the University of Colorado in 1987. Mr. Klump brings public company M&A experience, as well as financial expertise, to the Board through his professional experience.

Jordan G. Naydenov. Mr. Naydenov has been a director since June 2009. Since 2001, he has served as Vice President and a director of Milara, Inc., which is a provider of stencil and screen printing systems, and since 2006 he has served as Treasurer of Milara, Inc., and a director of Milara International. Milara Inc. and Milara International are leading providers of stencil printing systems for the surface mount and semiconductor industries, as well as wafer handling robotics and automation. Mr. Naydenov brings leadership skills and significant management experience to the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held 16 meetings in fiscal year 2018. During fiscal year 2018, each current director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his tenure on such committee or the Board.

Board Leadership Structure

The Board believes that the Board leadership structure, which reflects the separation of the Chairman and Chief Executive Officer positions, serves the best interests of the Company and its stockholders. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board generally oversees risk management practices and processes and, either as a whole or through the Audit Committee and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure. The Nominating and Governance Committee oversees recruitment of potential director nominees and succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics

The Company has adopted a Code of Ethics as well as a Code of Business Conduct and an Insider Trading Policy. Copies of these governing documents, as well as the committee charters described below, are available on the Company’s website at www.cytodyn.com.

Director Independence

In determining director independence, the Company uses the definition of independence in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market (the “NASDAQ Rules”). The Board has determined that Mr. Dockery, Mr. Gould, Dr. Kelly, Mr. Naydenov, and Mr. Klump are independent under the NASDAQ Rules in that each is not, and has not been, an executive officer or employee and does not otherwise have a relationship which, in the opinion of the Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

The Company is not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee Charter was adopted by the Board and became effective on November 2, 2011, and was subsequently updated on February 21, 2017. The primary role of the Audit Committee is to oversee the financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by the Company’s independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of the Company’s financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held five meetings during fiscal year 2018 to review the Company’s financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC. During fiscal year 2018, the members of the Audit Committee were Mr. Gould (chair), Mr. Dockery, Dr. Kelly and Dr. Montgomery. Mr. Gould is a “financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. During fiscal year 2018, Mr. Gould, Mr. Dockery, Dr. Kelly and Dr. Montgomery also met the additional independence and experience requirements of the SEC applicable specifically to members of the Audit Committee.

Dr. Montgomery resigned from the Audit Committee at the same time he resigned from the Board.

Compensation Committee

The Compensation Committee Charter was adopted by the Board in October 2012 and was updated on May 29, 2014, February 21, 2017, and May 17, 2018. The Compensation Committee reviews and approves the Company’s overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including decisions as to cash incentive compensation, grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans. The Compensation Committee held four meetings during fiscal year 2018. During fiscal year 2018, the members of the Compensation Committee were Dr. Montgomery (chair), Mr. Dockery, Mr. Gould, Dr. Kelly and Mr. Naydenov.

Dr. Montgomery resigned from the Compensation Committee at the same time he resigned from the Board.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee Charter was adopted by the Board on October 26, 2012, and was subsequently updated on February 21, 2017 and February 19, 2018. The Nominating and Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating and Governance Committee also assists the Board in developing succession and continuity plans for principal officer positions. The Nominating and Governance Committee held three meetings during fiscal year 2018. During fiscal year 2018, the members of the Nominating and Governance Committee were Mr. Dockery (chair), Mr. Gould, Dr. Kelly, Dr. Montgomery, and Mr. Naydenov.

Dr. Montgomery resigned from the Nominating and Governance Committee at the same time he resigned from the Board.

The Nominating and Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Governance Committee will consider among other factors:

•	demonstration of ethical behavior;

•	positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;

•	the candidate’s ability to commit sufficient time to the position;

•	the candidate’s understanding of the Company’s business and operations; and

•	the need to satisfy independence requirements relating to Board composition.

The Nominating and Governance Committee relies on annual evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating and Governance Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. It has a policy in place for considering diversity in identifying nominees for director.

The charter documents for the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee can be found on the Company’s website at www.cytodyn.com.

Director Compensation

During fiscal year 2018, each non-employee director was entitled to receive: (i) $25,000 in annual compensation; (ii) additional annual cash retainers for committee chairs and committee members ranging from $2,500 to $15,000; (iii) an additional cash retainer of $15,000 for the Chairman of the Board; and (iv) an annual grant on June 1, 2017, of a non-qualified stock option covering 75,000 shares of Common Stock vesting in four equal quarterly installments. The compensation plan for directors during fiscal year 2019 is the same as in fiscal year 2018, except for the annual stock option award specified in clause (iv) above, which was increased to 100,000 shares.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2018.

Name	Cash Fees(1)	Stock Options(2)(3)		All Other Compensation(4)	Total
Denis R. Burger, Ph.D. (5)(6)	$—	$263,498	(10)	$240,000	$503,498
Anthony D. Caracciolo (7)(8)	—	55,500	(11)	—	55,500
Carl C. Dockery	—	72,507	(12)	—	72,507
Gregory A. Gould	—	95,507	(13)	—	95,507
Scott A. Kelly, M.D.	—	60,197	(14)	—	60,197
A. Bruce Montgomery, M.D. (9)	—	72,507	(15)	—	72,507
Jordan G. Naydenov	—	75,507	(16)	—	75,507

(1)

Compensation for director fees for the first three quarters of fiscal year 2018 were paid in the form of a stock option awards, in lieu of cash compensation, and are included in the “Stock Option” column. No cash fees were paid during fiscal year 2018 and fourth quarter director fees remain unpaid as of May 31, 2018.

(2)

Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 6 “Stock Options and Warrants” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2018, to which reference is hereby made.

(3)	The total number of shares of common stock covered by stock options held by each non-employee director at May 31, 2018 were as follows:

No. of Shares
Denis R. Burger, Ph.D.	1,120,947
Anthony D. Caracciolo	1,715,073
Carl C. Dockery	345,536
Gregory A. Gould	635,662
Scott A. Kelly, M.D.	179,132
A. Bruce Montgomery, M.D.	395,399
Jordan G. Naydenov	446,397

(4)	Represents monthly consulting fees of $20,000 in connection with Dr. Burger’s service as Chief Science Officer.
(5)	Includes a stock option covering 600,000 shares of common stock as form of incentive compensation in connection with Dr. Burger’s service as Chief Science Officer.
(6)	Effective July 11, 2018, Dr. Burger resigned from the board of directors.
(7)	Mr. Caracciolo, in his capacity as Executive Chairman, was an employee during the fiscal year ended May 31, 2018.
(8)

Effective July 11, 2018, Mr. Caracciolo resigned as Executive Chairman of the Board, but continues to serve as the Non-Executive Chairman of the Board. The compensation received by Mr. Caracciolo in his capacity as Executive Chairman for fiscal year 2018 is summarized separately in the table under the heading “Executive Compensation – Summary Compensation Table” below.

(9)	Effective July 11, 2018, Dr. Montgomery resigned from the board of directors.
(10)

Includes: (i) an annual option grant covering 30,007 shares of common stock, (ii) a bonus option grant for fiscal year 2018 covering 208,491 shares of common stock, and (iii) a payment of stock options covering 25,000 shares of common stock in lieu of cash for fees for Dr. Burger’s service on the Board for the first three quarters of fiscal year 2018.

(11)

Includes: (i) the modification to extend the term of a previously issued stock option covering 15,500 shares of common stock, and (ii) the payment of stock options covering 40,000 shares of common stock in lieu of cash for fees for Mr. Caracciolo’s service on the Board during the first three quarters of fiscal year 2018.

(12)

Includes: (i) an annual option grant covering 30,007 shares of common stock, and (ii) the payment of stock options covering 42,500 shares of common stock in lieu of cash for fees for Mr. Dockery’s service on the Board for the first three quarters of fiscal year 2018.

(13)

Includes: (i) an annual option grant covering 30,007 shares of common stock, (ii) the modification to extend the term of a previously issued stock option covering 15,500 shares of common stock, and (iii) the payment of a stock option covering 25,000 shares of common stock in lieu of cash for fees for Mr. Gould’s service on the Board for the first three quarters of fiscal year 2018.

(14)

Includes: (i) an annual option grant covering 30,007 shares of common stock, and (ii) the payment of a stock option covering 30,190 shares of common stock in lieu of cash for fees for Dr. Kelly’s service on the Board for the first three quarters of fiscal year 2018.

(15)

Includes: (i) an annual option grant covering 30,007 shares of common stock, and (ii) the payment of a stock option covering 42,500 shares of common stock in lieu of cash for fees for Dr. Montgomery’s service on the Board for the first three quarters of fiscal year 2018.

(16)

Includes: (i) an annual option grant covering 30,007 shares of common stock, (ii) the modification to extend the term of a previously issued stock option covering 15,500 shares of common stock, and (iii) the payment of stock options covering 25,000 shares of common stock in lieu of cash for fees for Mr. Naydenov’s service on the Board for the first three quarters of fiscal year 2018.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Dr. Pourhassan, whose background appears under “Proposal 1—Election of Directors,” Michael D. Mulholland, age 66, is an executive officer of the Company. The Board appointed Mr. Mulholland as Chief Financial Officer, Treasurer, and Corporate Secretary on December 13, 2012. Mr. Mulholland provides CytoDyn with more than 30 years of senior level financial leadership for public companies in the business services, retail and manufacturing industries. His broad experience includes strategic planning, corporate finance, including raising debt and equity capital, acquisitions, corporate restructurings, SEC reporting, risk management, investor relations and corporate governance matters. Mr. Mulholland has also collaborated with a leading European scientific inventor and IP counsel in connection with the evaluation of the patentability of certain biological compounds for potential applications to improve human health and the preparation of the related patent filings. From 2011 to 2012, he served as Chief Financial Officer of Nautilus, Inc., a NYSE-listed developer and marketer of fitness equipment. He previously was Co-Chief Financial Officer of Corporation Management Advisors, Inc., a private holding company of various businesses and investments, including a majority interest in a publicly held manufacturing company, from 2010 to 2011; Vice President of Finance of Gevity HR, Inc., a former Nasdaq-listed professional employer organization, from 2008 to 2009; Chief Financial Officer and Secretary of Barrett Business Services, Inc., a Nasdaq-listed business services firm, from 1994 to 2008; and Executive Vice President, Chief Financial Officer and Secretary of Sprouse-Reitz Stores Inc., a former publicly held retail company, from 1988 to 1994. He began his career with Deloitte & Touche LLP. Mr. Mulholland received a B.S. degree in accounting and a M.B.A. in finance from the University of Oregon. He is a certified public accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, officers and beneficial owners of more than 10 percent of the Company’s Common Stock (a “10% Stockholder”) to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of those reports, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended May 31, 2018, except that Form 4’s relating to the January 31, 2018 repricing, on equal terms to other third party investors, of certain warrants held by Mr. Caracciolo, Mr. Naydenov and Mr. Dockery were filed late on September 7, 2018, and Form 4’s relating to certain delayed year-end bonus grants to Dr. Pourhassan and Mr. Mulholland were filed one day late on March 20, 2018.

EXECUTIVE COMPENSATION

Compensation Committee Report

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filings with the SEC.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee

Carl C. Dockery

Gregory A. Gould

Scott A. Kelly, M.D.

Jordan G. Naydenov

Compensation Discussion and Analysis

Preliminary Note

Pursuant to applicable SEC regulations, the information presented in this section relates to the chief executive officer, the chief financial officer, and the one additional most highly compensated “executive officer” (as this term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended). The Company believes that in fiscal year 2018, three individuals met these criteria, as follows (these individuals are referred to throughout this Compensation Discussion and Analysis as “named executive officers”):

•	Nader Z. Pourhassan, Ph.D., the Company’s President and Chief Executive Officer;

•	Michael D. Mulholland, the Company’s Chief Financial Officer; and

•	Anthony D. Caracciolo, the Company’s Chairman of the Board.

As disclosed elsewhere in this proxy statement, effective July 11, 2018, Mr. Caracciolo resigned as Executive Chairman of the Company, which was is an executive officer position, and continues to serve as a Board member and the non-executive Chairman of the Board.

Introduction

In this section, the Company presents the principles underlying its named executive officer compensation decisions and the most important factors that the Company believes are relevant to an analysis of these decisions. The goal is to provide qualitative information regarding the manner and context in which compensation is awarded to and earned by the named executive officers and to place in perspective the numerical and other quantitative data presented in the tables and other information that follow this section.

The Company has designed the compensation of its named executive officers in order to attract, as needed, individuals with the skills necessary for the Company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who perform at or above expectations.

The Company’s named executive officers’ annual cash and stock compensation consists of several components, as follows:

•	base salary;

•	annual incentive compensation paid upon satisfaction of certain performance objectives; and

•

grants of incentive stock options, where the incentive stock options vest over a period of time or pursuant to the attainment of set performance goals and unvested stock options are forfeited to the Company should the executive officer’s employment be terminated, provided that certain grants of incentive stock options provide for accelerated vesting under certain circumstances.

The Compensation Committee reviews the compensation, both cash and stock, of the named executive officers on an annual basis, while taking into account changes in compensation during previous years.

Some of these components, such as base salary, are generally fixed and do not vary based on the Company’s financial and other performance; some components, such as annual cash incentive compensation, are in part dependent upon the achievement of certain individual performance and corporate performance objectives jointly agreed upon by the Company’s management and the Compensation Committee; and some components, such as incentive stock option awards, have a value that is dependent upon the Company’s stock price at the time of award and going forward.

The Company compensates its named executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides the named executive officers with a guaranteed minimum base salary. The Company fixes the base salary of each named executive officer at a level that the Company believes enables it to hire and retain individuals in a competitive environment and rewards successful individual performance and a successful level of contribution to the Company’s overall business goals. The Company also takes into account the base salaries paid by similarly-situated companies and the base salaries of other private and public companies, with which the Company believes it competes for talent. However, the Company does not formally benchmark base salaries paid to the named executive officers against the executive compensation of any other particular company or competitive peer group of companies.

Annual incentive bonus compensation is generally linked to the achievement of short-term operational, strategic or financial objectives, and is intended to reward the named executive officers for their performance in reaching goals that are agreed in advance between management and the Compensation Committee. The Company designs the cash incentive bonuses for each named executive officer to focus the named executive officer on achieving key objectives within a fiscal year, as described in more detail below. The Company has and may continue in the future to make such bonus payments in cash and stock awards.

Grants of incentive stock options are intended to link the named executive officers’ longer-term compensation with the performance of the Company which has a strong correlation to the value of the Company’s stock, which is consistent with enhancing stockholder value. This encourages the named executive officers to remain with the Company, to act in ways intended to maximize stockholder value, and to reduce or eliminate the value of their incentive stock options if the Company stock fails to perform. These grants are intended to produce significant value for each named executive officer, if the Company achieves its goals and if the named executive officer remains with the Company, provided that certain grants of incentive stock options provide for accelerated vesting under certain circumstances.

The Company views the three components of named executive officer compensation as related, but distinct. Although the Compensation Committee does review total compensation, the Company does not believe that compensation derived from one component of compensation should negate or reduce compensation from other components. The Company determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information the Company deems relevant. Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of the named executive officer team and the need to tailor each named executive officer’s award to attract and retain that named executive officer.

In addition, the Company provides the named executive officers with benefits that are generally available to the Company’s salaried employees.

The Compensation Committee performs an annual review of the Company’s named executive officers’ cash compensation and incentive stock option holdings to determine whether they provide competitive compensation for the services they perform, as well as adequate incentives and motivation to the named executive officers and whether they adequately compensate the named executive officers relative to comparable officers in other companies. The Compensation Committee’s most recent review occurred in May 2018.

For compensation decisions, including decisions regarding the grant of equity compensation relating to named executive officers, the Compensation Committee typically considers the recommendations of the Chief Executive Officer and the Chairman of the Board.

The Company accounts for the equity compensation expense for its employees under the rules of ASC 718, which requires the Company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is accrued. The Company structures cash incentive bonus compensation so that it is taxable to Company employees at the time it is paid to them. It is not anticipated that the deduction of any compensation paid to any named executive officer will be limited by Section 162(m) of the Internal Revenue Code.

Compensation Policies and Practices as They Relate to Risk Management

In fiscal year 2018, the Compensation Committee reviewed the Company’s compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage the Company’s employees to take excessive risks, and that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of the Company’s primary incentive compensation plans and programs in light of the Company’s risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. In particular, the Compensation Committee reviewed the Company’s compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including long term incentive compensation value that is driven entirely by increases in stock price, and low compensation levels exacerbated by performance-driven awards not paying out; including both annual bonus and long term incentive compensation, and noted that these are not substantial factors in the Company’s executives’ compensation packages.

Equity Compensation

At the May 2018 meetings of the Compensation Committee, the Compensation Committee analyzed the current incentive stock option holdings of the Company’s named executive officers and others, and determined that the level of equity stake of the named executive officers was at market for companies of similar size and experience as a public company.

The Company does not have any program, plan or obligation that requires the Company to grant equity compensation to any named executive officer on specified dates. The authority to make equity grants to named executive officers rests with the Company’s Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation of the other named executive officers.

Annual Incentive Bonuses

Annual cash incentive bonuses for the named executive officers are established as part of their respective individual employment agreements. Each of these employment agreements provides that the named executive officer is eligible to receive an annual incentive bonus in an amount determined in the discretion of the Board, with a maximum bonus amount specified for each named executive officer in their respective employment agreements.

The actual amount of each bonus is based upon the Compensation Committee’s subjective determination of each executive officer’s performance and contribution towards satisfying predetermined individual performance and corporate objectives. The corporate objectives are established in the discretion of the Compensation Committee on a yearly basis. Based on the Company’s status as a non-revenue generating biotechnology company, examples of the individual performance and corporate objectives used by the Compensation Committee in its determination of whether to award an annual incentive bonus include, among others, trial enrollment and timelines with the FDA, financing, timely SEC filing and reporting, management, leadership and maintaining stockholder relationships.

Each named executive officer’s level of achievement of the individual performance and corporate performance objectives are determined by the Compensation Committee with the input of each named executive officer. The annual bonuses paid to the Company’s named executive officers, if such is awarded, are payable in cash, or, in the discretion of the Compensation Committee, 50% in cash and 50% in unrestricted shares of Common Stock, subject to the availability of shares under the 2012 Equity Compensation Plan, as amended. The maximum cash incentive bonus amount for each of the Company’s named executive officers is as follows:

Name of Named Executive Officer	Title	Minimum Bonus	Maximum Bonus
Nader Pourhassan, Ph.D.	President and Chief Executive Officer	None	100% of annual base salary
Michael D. Mulholland	Chief Financial Officer	None	50% of annual base salary
Anthony D. Caracciolo*	Chairman of the Board	None	N/A

*	Resigned as Executive Chairman as of July 11, 2018

In addition to the Annual Incentive Bonus, the Chief Executive Officer is also eligible to receive a supplemental bonus. Whether the Chief Executive Officer is awarded a supplemental bonus, and the amount of any such supplemental bonus, is in the sole discretion of the Board. When determining whether or not to grant a supplemental bonus for a fiscal year, the Board may, but is not be required to, consider any unanticipated achievement of corporate objectives for such fiscal year.

The Company’s named executive officers were eligible to receive annual incentive bonuses for services during fiscal year 2018. The maximum target bonus amounts were based on the named executive officer’s base salary and were set by the named executive officer’s employment agreement, as follows: Dr. Pourhassan, 100% of base salary, or $433,888, and Mr. Mulholland, 50% of base salary, or $173,813. Mr. Caracciolo was not eligible to receive an annual incentive bonus for fiscal year 2018.

Upon the Compensation Committee’s review of the Company’s and each named executive officer’s performance against the predetermined individual corporate objectives during fiscal year 2018, the Compensation Committee determined to award Dr. Pourhassan $216,944, and to award Mr. Mulholland $147,741. No annual incentive bonus was paid to Mr. Caracciolo for fiscal year 2018.

An executive must remain employed by the Company through the date of the Committee’s determination of performance to be eligible to receive annual incentive payouts. The cash component of the incentive compensation will be paid upon the improved liquidity of the Company.

The actual value of such incentive payouts are shown in the “Bonus” column in the Summary Compensation Table below.

Benefits

Employees, including executive officers, may participate in the Company’s 401(k) defined contribution plan. The Company makes a safe harbor contribution of 3% to all eligible employees, which vests immediately. Eligible participants may make an election to defer up to the annual allowable amount per Section 402(g) in effect at the beginning of each taxable year. One executive contributed to the 401(k) defined contribution plan in 2018.

Perquisites

The Company’s use of perquisites as an element of compensation is very limited and is largely based on historical practices and policies of our company. The Company does not view perquisites as a significant element of the Company’s comprehensive compensation structure, and while the Company believes that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment, the Company is careful to review them periodically and to keep them at the lowest level possible consistent with industry practice.

Effect of Stockholder Advisory Vote on Executive Compensation

Of the 76,703,357 shares that voted (this number excludes the 1,614,021 shares that abstained from voting and 30,606,699 broker non-votes) on the advisory vote on executive compensation at the 2017 Annual Meeting, approximately 79% of the shares that voted approved of the Company’s executive compensation policies and decisions. The Company has considered the results of this vote. From 2017 to 2018, the total amount of compensation paid to the Company’s executive officers increased by approximately 3.6%. The Compensation Committee and entire Board intend to continue careful review of the compensation programs and policies to assure that the compensation remains consistent with the Company’s philosophy and objectives as stated above and reflective of the Company’s financial performance.

Cash and Other Compensation

Summary Compensation Table

The following table, which should be read in conjunction with the explanations provided below, summarizes the compensation that the Company paid (or accrued) to its named executive officers during the fiscal years ended May 31, 2018, 2017, and 2016:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Option Awards ($)(2)	Non-Qualifed Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Nader Z. Pourhassan,	2018	433,888	216,944	293,201	1,146	21,382	966,561
President and Chief Executive Officer	2017	421,250	252,750	456,660	—	12,638	1,143,298
	2016	341,250	276,000	696,336	—	10,238	1,323,824
Michael D. Mulholland,	2018	347,625	147,741	200,201	194	13,773	709,534
Chief Financial Officer	2017	337,500	101,250	228,330	—	10,125	677,205
	2016	262,500	152,750	414,932	—	7,875	838,057
Anthony D. Caracciolo,	2018	200,000	—	442,542	28	4,750	647,320
Executive Chairman	2017	69,750	—	352,273	—	—	422,023
	2016	—	—	—	—	—	—

(1)

Bonuses for fiscal year 2018 will be paid 50% in cash and 50% in shares of common stock under the 2012 Equity Incentive Plan. Payment is subject to certain specified milestones; but to be paid no later than February 28, 2019. As of September 12, 2018, the bonuses remained unpaid.

(2)

Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 6 “Stock Options and Warrants” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2018. Figures for fiscal year 2018 include additional compensation of approximately $186,000 for Dr. Pourhassan, approximately $93,000 for Mr. Mulholland, and approximately $16,000 for Mr. Caracciolo relating to the modifications to extend the term of certain previously awarded stock options for an additional five years. This table excludes stock options with a fair market value at grant of approximately $716,000, whose vesting remains subject to the achievement of strategic milestones, as specified in greater detail in the footnotes to the table under the heading “Outstanding Equity Awards at Fiscal Year-End” below, because the fair values of such stock options are not able to be estimated under FASB ASC Topic 718.

(3)	Represents earnings from the CytoDyn Inc. 401(k) Plan.
(4)	Represents the Company’s contributions to the CytoDyn Inc. 401(k) Plan.

2018 Grant of Plan Based Awards

The following table sets forth information regarding equity and non-equity based incentive plan awards granted to the Company’s named executive officers in the latest completed fiscal year:

Name	Grant Date	Approval Date	Other Stock Option Awards		Exercise Price of Stock Option	Grant Date Fair Value of Stock Option Awards (4)
Nader Z. Pourhassan
	6/1/2017	5/12/2017	300,000	(1)	$0.57	$104,246
	2/15/2018	2/15/2018	600,000	(2)	0.80	186,000
Michael D. Mulholland
	6/1/2017	5/12/2017	300,000	(1)	0.57	104,246
	2/15/2018	2/15/2018	300,000	(2)	0.80	93,000
Anthony D. Caracciolo
	2/7/2018	2/7/2018	128,530	(3)	0.56	40,000
	2/15/2018	2/15/2018	50,000	(2)	0.80	15,500

(1)

The named executive officers are eligible to receive, from time to time, stock options, appreciation rights, restricted awards or other stock-based awards in amounts, if any, to be approved by the Board or Compensation Committee in their discretion.

(2)	Reflects modifications to extend the term of certain previously awarded stock options for an additional five years. There was no change in exercise price or immediate vesting.
(3)	Reflects the payment of stock options, in lieu of cash, for fees for Mr. Caracciolo’s service on the Board during the first three quarters of fiscal year 2018.
(4)

Stock option awards represent the grant date fair value of the awards pursuant to FASB ASC Topic 718, as described in Note 6 “Stock Options and Warrants” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options awarded to each of the Company’s named executive officers as of May 31, 2018. No stock awards were outstanding at May 31, 2018.

	Number of securities underlying unexercised stock options/ exercisable	Number of securities underlying unexercised stock options/ unexercisable		Stock option exercise price ($)	Stock option expiration date
Nader Z. Pourhassan
	200,000	—		$0.64	5/29/2019
	500,000	—		$2.00	7/31/2021
	54,545	—		$2.75	3/23/2022
	600,000	—		$0.80	2/15/2023
	133,333	66,667	(1)	$0.90	6/30/2025
	325,000	325,000	(2)	$0.87	11/23/2025
	152,000	152,000	(2)	$0.75	1/4/2026
	200,000	400,000	(3)	$1.09	6/1/2026
	—	300,000	(4)	$0.57	6/1/2027
Michael D. Mulholland
	150,000	—		$0.64	5/29/2019
	100,000	—		$1.40	12/13/2022
	300,000	—		$0.80	2/15/2023
	100,000	50,000	(5)	$0.90	6/30/2025
	250,000	250,000	(2)	$0.87	11/23/2025
	100,000	200,000	(6)	$1.09	6/1/2026
	—	300,000	(7)	$0.57	6/1/2027
Anthony D. Caracciolo	100,000	—		$0.64	5/29/2019
	50,000	—		$0.66	6/1/2019
	11,543	—		$2.90	5/21/2022
	25,000	—		$1.55	6/1/2022
	50,000	—		$0.80	2/15/2023
	50,000	—		$0.98	6/1/2025
	250,000	—		$0.97	6/11/2025
	50,000	—		$1.09	6/1/2026
	343,750	206,250	(8)	$0.76	2/12/2027
	—	450,000	(2)	$0.76	2/12/2027
	128,530	—		$0.56	2/7/2028

(1)	The stock option will vest on June 1, 2018 with respect to 66,667 shares of common stock.

(2)	The stock option vests upon the achievement of certain milestones, as specified in the award agreement.
(3)	The stock option will vest in two equal annual installments on June 1, 2018 and June 1, 2019 with respect to 400,000 shares of common stock.
(4)	The stock option will vest in three equal annual installments commencing on June 1, 2018.
(5)	The stock option will vest on June 1, 2018 with respect to 50,000 shares of common stock.
(6)	The stock option will vest in two equal annual installments on June 1, 2018 and June 1, 2019 with respect to 200,000 shares of common stock.
(7)	The stock option will vest in three equal annual installments commencing on June 1, 2018.
(8)	The stock option will vest in equal monthly installments through February 12, 2019 with respect to 206,250 shares of common stock.

Option Exercises and Stock Vested

The following table provides information regarding vesting of stock options during fiscal year 2018 with respect to the Company’s named executive officers. No stock options were exercised by the Company’s named executive officers during fiscal year 2018.

	Option Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nader Z. Pourhassan	866,667	$370,220
Michael D. Mulholland	450,000	193,110
Anthony D. Caracciolo	466,030	213,153

Non-Qualified Deferred Compensation

Effective January 1, 2010, the Company adopted a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees, in which executive officers and eligible employees participate. Key features of the 401(k) Plan are as follows:

•	Elective Deferrals: Participants may make an election to defer up to the annual allowable amount in effect at the beginning of each taxable year, per Section 402(g) of the Internal Revenue Code.

•	Safe harbor: The Company makes a “safe harbor” contribution of 3% of each participant’s salary in order to maintain regulatory compliance of the 401(k) Plan.

•	Vesting: Participants are immediately vested for elective deferrals, any “safe harbor” contribution by the Company and related earnings.

•	Earnings on Account: 401(k) Plan participants may allocate the amounts deferred into their accounts under the 401(k) Plan among various investment alternatives offered by the 401(k) Plan’s provider.

The Company does not have any other defined benefit pension plan, profit sharing or retirement plan.

The following table shows the Non-Qualified Deferred Compensation amounts earned by the named executive officers during fiscal year 2018 under the foregoing 401(k) Plan:

Name	Executive Contribution in 2018	Safe Harbor Contribution in 2018 (1)	Aggregate Earnings in 2018 (2)	Loan Repayments in 2018	Aggregate Balance at May 31, 2018
Nader Z. Pourhassan	$—	$21,382	$1,146	$6,723	$85,732
Michael D. Mulholland	9,182	13,773	194	—	64,425
Anthony D. Caracciolo	—	4,750	28	—	4,763

(1)	Amounts are also included in the All Other Compensation column of the Summary Compensation Table above.
(2)	Amounts are also included in the Non-Qualified Deferred Compensation Earnings column in the Summary Compensation Table above.

Additional Compensation Information

Employment Agreements

On January 6, 2015, the Company entered into employment agreements with Dr. Pourhassan and Mr. Mulholland (together, the “Employment Agreements”). The Employment Agreements provide for indefinite terms of employment, until terminated by either party pursuant to the terms of the Employment Agreements.

The Employment Agreements provide for (i) an annual base salary of $325,000 for Dr. Pourhassan and $250,000 for Mr. Mulholland, (ii) a target annual bonus payable in cash or, at the discretion of the Board, 50% in cash and in 50% in Common Stock, for Dr. Pourhassan equal to one-hundred percent (100%) of base salary and fifty percent (50%) for Mr. Mulholland, subject to achievement of certain performance objectives, and (iii) an annual supplemental bonus for Dr. Pourhassan, subject to the sole discretion of the Board, in an amount to be determined by the Board.

Payments upon Termination of Employment or Change of Control

In the event the Company terminates either Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of twelve months of base salary (except that such amount shall not be payable if, as of the effective time of Dr. Pourhassan’s or Mr. Mulholland’s termination, as applicable, the Board determines either that the Company has less than $4.0 million in cash-on-hand, or that the net worth of the Company, defined as the total assets of the Company less the total liabilities of the Company, is less than $5.0 million), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

In the event the Company terminates Dr. Pourhassan’s or Mr. Mulholland’s employment without cause, or Dr. Pourhassan or Mr. Mulholland resigns for good reason, as defined in the Employment Agreements, within twelve months following a change in control, as defined in the Employment Agreements, and subject to execution of a release of claims, the Employment Agreements provide for (i) payments equal to the sum of eighteen months of base salary (in lieu of, and not in addition to, the twelve months’ base salary that may be payable upon a termination without cause not within twelve months following a change in control), and (ii) all stock options and other awards that Dr. Pourhassan or Mr. Mulholland may have shall vest and (if applicable) become immediately exercisable.

Employee stock options granted after December 1, 2012, vest in full automatically when a change in control occurs; employee stock options granted before December 1, 2012, will vest in full if the Compensation Committee so decides on or before the date a change in control occurs.

The following table shows potential pay-outs under the Employment Agreements as of May 31, 2018, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table shows the value of issued and outstanding stock options that were not vested as of May 31, 2018, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

	Lump Sum Cash Payment			Total as of May 31, 2018
	Termination Without Cause	Change in control, termination without cause or resignation for good reason	Value of Unvested Stock Options	Termination Without Cause	Change in control, termination without cause or resignation for good reason
Nader Z. Pourhassan	$433,888	$650,832	$706,250	$1,140,138	$1,357,082
Michael D. Mulholland	347,625	521,438	419,940	767,565	941,378
Anthony D. Caracciolo	—	—	420,000	420,000	420,000

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and rights and shares reserved for future issuance under the Company’s existing equity compensation plans as of May 31, 2018.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	(Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	10,596,691	$0.87	4,858,870
Equity compensation plans not approved by stockholders (2)	2,605,000	$1.06	—

Total	13,201,691	$0.91	4,858,870

(1)

Represents outstanding stock options granted to current or former employees and directors of the Company pursuant to its 2004 Stock Incentive Plan and 2012 Equity Incentive Plan. Excludes 2,425,000 shares of Common Stock issuable upon exercise of stock options granted under the 2012 Equity Incentive Plan on June 8, 2018, with an exercise price of $0.49 per share, for which the grant was conditioned upon stockholder approval of Proposal 1 at the Special Meeting of Stockholders held on June 7, 2018. Such stockholder approval was subsequently obtained at the Special Meeting held on June 7, 2018.

(2)	Represents outstanding stock options and warrants issued by the Company as consideration for certain consulting or advisory services provided to the Company by independent contractors.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of the CEO. For the year ended May 31, 2018, the last completed fiscal year:

•	The annual total compensation of the CEO was $966,561.

•	The median of the annual total compensation of all employees, based on our median employee identified under the methodology described below, was $339,058.

•	The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee was approximately 3 to 1.

The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K and based on the Company’s internal records. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to the pay ratio stated above.

The Company completed the following steps to identify the median of the annual total compensation of its employees and to determine the annual total compensation of its median employee and its CEO:

•

On May 31, 2018, the date the Company used to determine its ratio calculation, the Company’s employee population consisted of seven full time equivalents (“FTE”), all of whom are located in the United States. Six of the FTE’s are salaried employees and one is an hourly administrative staff.

•

To find the median of the annual total compensation of the individuals, other than the CEO, in the Company’s employee population as described above, the Company used wages from its payroll records as reported on the Form 10-K for the fiscal year ended May 31, 2018. In making this determination, the Company annualized the compensation of the hourly staff who was employed at May 31, 2018, but who did not work as an employee of the Company for the entire fiscal year.

•

After identifying the median employee, the Company added together all of the elements of that employee’s compensation for fiscal year 2018 in accordance with the requirements applicable to calculating annual total compensation for the purpose of the Summary Compensation Table above.

For the annual total compensation of the Company’s CEO, the Company used the amount reported for the CEO in the “Total” column for 2018 in the Summary Compensation Table above.

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Audit Committee has the primary responsibility for monitoring, reviewing and approving transactions with related parties. A “related person” is any person who is or was an executive officer of the Company, director or is a holder of more than 5% of the Company’s common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

The Board has adopted a policy providing that the Audit Committee will review and approve or ratify transactions in excess of $120,000 of value in which the Company participates and in which a director, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities has or will have a direct or indirect material interest. Under this policy, the Audit Committee is to obtain all information it believes to be relevant to review and approve or ratify these transactions.

After consideration of the relevant information, the Audit Committee is to approve only those related party transactions that the Audit Committee believes are on their terms, taken as a whole, no less favorable to the Company than could be obtained in an arms-length transaction with an unrelated third party and that the Audit Committee determines are not inconsistent with the Company’s best interests. In particular, the Company’s policy with respect to related party transactions requires the Audit Committee to consider the benefits to the Company, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third-parties or to employees generally.

Participation in Investor Offerings

Between May 31, 2017 and July 28, 2017, in connection with a private offering to third-party investors, the Company issued to a trust for which Mr. Caracciolo is trustee, to Mr. Naydenov, and to Alpha Venture Capital Partners, L.P., an investment entity of which Mr. Dockery is a director and principal, respectively, $1,000,000, $100,000 and $50,000 in aggregate principal amount of unsecured convertible promissory notes (the “Convertible Notes”). The offering terms for the trust, Mr. Naydenov and Alpha Venture Capital Partners, L.P. were identical to those for all other investors in the offering and are summarized in the Form 8-K filed with the Securities and Exchange Commission on July 31, 2017.

On November 8, 2017, in connection with a private offering to third-party investors, the Company issued to a limited liability company in which Mr. Caracciolo holds a partial ownership interest, for a price of $0.50 per share and related warrants, 200,000 shares of common stock and a warrant covering 200,000 shares of common stock with an exercise price of $0.75. The offering terms for the limited liability company were identical to those for all other investors in the offering and are summarized in the Form 8-K filed with the Securities and Exchange Commission on November 8, 2017.

On January 31, 2018, in connection with a private offering to investors in the Convertible Notes described above, the Company issued, for a price of $0.50 per share and related warrants, (i) to the trust for which Mr. Caracciolo is trustee, 2,093,972 shares of common stock and a warrant covering 1,333,334 shares of common stock with an exercise price of $0.75, (ii) to Mr. Naydenov, 207,248 shares of common stock and a warrant covering 133,334 shares of common stock with an exercise price of $0.75, and (iii) to Alpha Venture Capital Partners, L.P., 103,586 shares of common stock and a warrant covering 66,667 shares of common stock with an exercise price of $0.75 per share. The common stock and warrants were issued in full satisfaction of the Company’s cash payment obligations relating to the Convertible Notes, which had matured on the same date. The offering terms for the trust, Mr. Naydenov and Alpha Venture Capital Partners, L.P. were identical to those for all other investors in the offering and are summarized in the Form 8-K filed with the Securities and Exchange Commission on January 31, 2018.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of October 11, 2018, by (i) each person or entity who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each of executive officer, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Total (3)
Directors and Executive Officers:
Carl C. Dockery	10,446,481	(4)	4.0%
Jordan G. Naydenov	6,250,887	(5)	2.4%
Anthony D. Caracciolo	6,038,848	(6)	2.3%
Nader Z. Pourhassan	2,708,734	(7)	1.1%
Scott A. Kelly, M.D.	2,426,336	(8)	*
Michael A. Klump	10,215,342	(9)	3.9%
Michael D. Mulholland	1,337,126	(10)	*
Gregory A. Gould	679,838	(11)	*
All Current Directors and Executive Officers as a Group (8 persons)	40,103,592		14.7%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the business address of each current director and executive officer is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)

Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or investment power. Shares of Common Stock subject to stock options and warrants that are exercisable currently or within 60 days of October 11, 2018, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(3)	Percentages are based on 256,382,949 shares of Common Stock outstanding as of October 11, 2018.
(4)

Includes: (i) 230,769 shares of Common Stock directly held by Alpha Ventures Capital Fund, L.P.; (ii) 7,347,326 shares of Common Stock directly held by Alpha Ventures Capital Partners, L.P.; (iii) warrants held by Alpha Ventures Capital Partners, L.P. that are exercisable for 2,472,850 shares of Common Stock; and (iv) 395,536 shares of Common Stock subject to stock options held by Mr. Dockery. As the manager of the general partner of Alpha Venture Capital Partners, L.P., Mr. Dockery has voting and dispositive power over the shares directly held by Alpha Venture Capital Partners, L.P. and Alpha Venture Capital Fund, L.P.

(5)	Includes: (i) 5,304,490 shares of Common Stock directly held by Mr. Naydenov; (ii) warrants covering 496,397 shares of Common Stock; and (iii) 471,397 shares of Common Stock subject to stock options.

(6)

Includes: (i) 62,136 shares of Common Stock directly held by Mr. Caracciolo; (ii) 26,000 shares of Common Stock held by spouse; (iii) 2,093,972 shares of Common Stock held by a trust in which Mr. Caracciolo is the trustee; (iv) 200,000 shares of Common Stock held by a limited liability company, of which Mr. Caracciolo is a member; (v) warrants covering 2,000,000 shares of Common Stock held by a trust in which Mr. Caracciolo is the trustee; (vi) a warrant covering 200,000 shares of Common Stock held by the limited liability company; and (vii) 1,456,740 shares of Common Stock subject to stock options. Excludes 450,000 shares of Common Stock subject to stock options that vest depending on the achievement of certain strategic milestones specified by the Board and in the relevant award agreement.

(7)

Includes: (i) 177,189 shares of Common Stock directly held by Dr. Pourhassan, of which 15,750 shares of Common Stock held by his spouse; and (ii) 2,531,545 shares of Common Stock subject to stock options held by Dr. Pourhassan. Excludes 477,000 shares of Common Stock subject to stock options that vest depending on the achievement of certain strategic milestones specified by the Board and in the relevant award agreements and excludes, among other unvested stock options, an option granted on June 8, 2018 covering 350,000 shares of Common Stock, which does not commence vesting until June 1, 2019.

(8)

Includes: (i) 1,243,170 shares of Common Stock directly held by Dr. Kelly; (ii) 691,208 shares of Common Stock held by his spouse; (iii) 46,160 shares of Common Stock held as custodian for his children; (iv) a warrant covering 50,000 shares of Common Stock; (v) a warrant covering 166,666 shares of Common Stock held by his spouse; and (vi) 229,132 shares of Common Stock subject to stock options.

(9)

Includes: (i) 7,034,520 shares of Common Stock held by a limited liability company in which Mr. Klump is managing partner; (ii) warrants covering 2,933,333 shares of Common Stock held by the limited liability company; (iii) a warrant covering 125,000 shares of Common Stock directly held; (iv) a warrant covering 66,667 shares of Common Stock held as custodian for his children; and (v) 55,822 shares of Common Stock subject to stock options.

(10)

Includes: (i) 73,626 shares of Common Stock directly held by Mr. Mulholland; (ii) 13,500 shares of Common Stock held in a retirement portfolio; and (iii) 1,250,000 shares of Common Stock subject to stock options. Excludes 250,000 shares of Common Stock subject to options that vest depending on the achievement of certain strategic milestones specified by the Board in the relevant award agreement and excludes, among other unvested stock options, an option granted on June 8, 2018 covering 350,000 shares of Common Stock, which does not commence vesting until June 1, 2019.

(11)	Includes: (i) 19,176 shares of Common Stock directly held by Mr. Gould; and (ii) 660,662 shares of Common Stock subject to stock options.

PROPOSAL 2

PROPOSAL TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL TO 600,000,000 SHARES OF COMMON STOCK

The Board believes it is in the best interest of the Company to increase the number of shares of Common Stock authorized for issuance by 150,000,000 shares of Common Stock, bringing the total number of shares of Common Stock authorized from 450,000,000 shares to 600,000,000 shares. These shares do not offer any preemptive rights. The text of the proposed certificate of amendment to the Company’s Certificate of Incorporation is attached hereto as Exhibit A. This proposal to increase the number of shares of Common Stock authorized for issuance, if approved at the Annual Meeting, will become effective and the Company’s number of shares of authorized Common Stock will be increased to 600,000,000 shares upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. The following discussion is qualified in its entirety by the full text of the certificate of amendment, which is attached to this proxy statement as Exhibit A and is incorporated herein by reference.

Reasons for the Increase

The Board believes that it is desirable to have sufficient authorized shares of Common Stock available for future financings to raise the capital needed to operate its business, and for possible additional future acquisition transactions, joint ventures and other general corporate purposes. The Board believes that having such authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of an additional special stockholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the overall value of the Company to its stockholders. There are certain advantages and disadvantages of an increase in authorized Common Stock. The advantages include:

•	The ability to raise additional capital by issuing capital stock under the type of transactions described above, or other financing transactions.

•

To have shares of Common Stock available to finance the Company’s ongoing operating capital requirements to advance the Company’s lead product candidate, PRO 140, towards regulatory approval, and to pursue other potential business expansion opportunities, if any.

•

To allow the Company to issue shares of Common Stock as consideration in the ProstaGene transaction, in lieu of shares of Series C Preferred Stock, which would become redeemable for cash commencing on June 30, 2019, as described under the heading “ProstaGene Acquisition” below.

The disadvantages include:

•	Stockholders will experience further dilution of their ownership.

•

Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders of the Company.

•

The additional shares of Common Stock for which authorization is sought in this proposal would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. The Company intends to use the proceeds from any future capital raises for working capital and general corporate purposes. Other than as disclosed under the heading “ProstaGene Acquisition” below, the Company has no arrangements, agreements, or understandings in place at the present time, for the issuance or use of the additional shares of Common Stock to be authorized by the proposed Certificate of Amendment. However, the Company has recently conducted certain private offerings of common stock and warrants, and the Company will continue to require additional capital in the near future to fund its operations. As a result, it is foreseeable that the Company will seek to issue such additional shares of Common Stock in connection with any such capital raising activities. The Board does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its stockholders.

•

The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the amendment is not in response to any effort, of which the Company is aware, to accumulate Common Stock or obtain control of the Company. Nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than as disclosed under the heading “ProstaGene Acquisition” below, the Company has no arrangements, agreements, or understandings in place at the present time to enter into any merger, consolidation, acquisition or similar business transaction.

If the Company’s stockholders do not approve the increase in authorized shares of Common Stock, then the Company will be limited in its ability to use shares of Common Stock for financing, acquisitions, or other general corporate purposes. As of October 11, 2018, the Company only had 20,007,001 shares of Common Stock authorized and unreserved for issuance, which would be available for such purposes.

ProstaGene Acquisition

On August 27, 2018, the Company entered into a Transaction Agreement (including the schedules and exhibits attached thereto, the “Acquisition Agreement”) with ProstaGene, LLC (“ProstaGene”) and Dr. Richard G. Pestell (“Dr. Pestell” and, together with ProstaGene, the “Sellers”), the founder and a principal equity holder of ProstaGene, pursuant to which the Company agreed, on the terms and subject to the conditions stated therein, to purchase from the Sellers substantially all of the assets and rights, and to assume certain obligations and liabilities, associated with ProstaGene’s business (the “ProstaGene Acquisition”). The closing of the ProstaGene Acquisition is anticipated to occur in or around November 2018.

Pursuant to the Acquisition Agreement, in order to achieve certain tax efficiencies, prior to consummating the ProstaGene Acquisition, the Company will reorganize into a holding company pursuant to Section 251(g) of the Delaware General Corporation Law. As part of the holding company reorganization, the holding company will become the successor to the Company for all purposes, including under applicable securities laws. As a result, for purposes of the following description, all references to the Company and its Common Stock shall refer, as the case may be, either to CytoDyn Inc. and its Common Stock, before the holding company reorganization, or to the holding company and its common stock, par value $0.001 per share, following the holding company reorganization. Stockholder approval of the holding company reorganization is not required.

As consideration for the ProstaGene Acquisition, under the Acquisition Agreement, the Company is obligated to issue to ProstaGene for distribution to its equity holders either (i) an aggregate of 27,000,000 shares of Common Stock or (ii) an aggregate of 270,000 shares of Series C preferred stock, par value $0.001 per share (the “Series C Preferred Stock”). The Series C Preferred Stock would automatically convert into an aggregate of 27,000,000 shares of Common Stock upon stockholder approval of an increase in the authorized shares of Common Stock. Whether Common Stock or Series C Preferred Stock is issued therefore depends on whether the stockholders of the Company have previously approved an amendment to the Company’s Certificate of Incorporation to sufficiently increase the number of authorized shares of Common Stock, as specified in this proposal.

If stockholders do not approve the increase in authorized shares of Common Stock pursuant to this proposal, then the Company will issue Series C Preferred Stock Consideration at the closing of the ProstaGene Acquisition. As specified in the Acquisition Agreement, the Series C Preferred Stock would be required to contain a redemption right for cash, commencing on June 30, 2019, based upon the closing price of the Company’s Common Stock on the trading day before the closing of the ProstaGene Acquisition. Assuming a redemption price equal to the closing price of $0.61 on September 6, 2018, the potential dollar amount for such a redemption obligation would be approximately $16.5 million, increasing or decreasing by $270,000 for each $0.01 increase or decrease in such stock price prior to the trading day before the closing of the ProstaGene Acquisition.

The Company may not be able to finance such a redemption obligation at the time when it comes due, which could materially and adversely impact the Company’s ability to operate its business. In extreme cases, the Company could be forced to file for bankruptcy protection, discontinue its operations or liquidate its assets. Even if the Company were able to finance such redemption obligation, redeeming the Series C Preferred Stock for cash would not permit such cash to be spent on other activities, including clinical trials, contract manufacturing organization or other activities that could materially delay the timeframe to submission of a biological license application with the U.S. Food and Drug Administration.

For these reasons, the Board believes that any use of funds to pay for such redemption obligation would not be in the best interests of the Company’s stockholders, and the Board recommends that stockholders vote for this proposal.

If stockholders do not approve the increase in the authorized shares of Common Stock authorized by this Proposal 2, then the Company will issue NewCo Series C Preferred Stock at the closing of the ProstaGene Acquisition. As specified in the form of certificate of designation attached as Exhibit B to the Acquisition Agreement, the NewCo Series C Preferred Stock would contain a redemption right for cash, commencing on June 30, 2019, based upon the closing price of the Company’s Common Stock on the trading day before the closing of the ProstaGene Acquisition. Assuming a redemption price equal to the closing stock price for the Common Stock on October 11, 2018, the potential dollar amount for any such a redemption obligation would be approximately $14.6 million, increasing or decreasing by $270,000 for each $0.01 increase or decrease in such stock price prior to the trading day before the closing of the ProstaGene Acquisition.

The Company may not be able to finance such redemption obligation at the time when it comes due, which could materially and adversely impact the Company’s ability to operate its business. In extreme cases, the Company could be forced to file for bankruptcy protection, discontinue its operations or liquidate its assets. Even if the Company were able to finance such redemption obligation, redeeming such shares of NewCo Series C Preferred Stock for cash would not permit such cash to be spent on other activities, including clinical trials, contract manufacturing organization or other activities that could materially delay the timeframe to submission of a biological license application with the U.S. Food and Drug Administration. For these reasons, the Board believes that any such use of funds would not be in the best interests of the Company’s stockholders.

Preferred Stock

Whether or not the Company’s stockholders approve the increase in authorized shares of Common Stock pursuant to this proposal, the Company will still have 4,600,000 (or 4,330,000, after giving effect to the potential issuance of preferred stock in the ProstaGene transaction) undesignated shares of preferred stock, par value $0.001 per share, available for issuance in one or more series. The Board has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to the Company’s Certificate of Incorporation to the Delaware Secretary of State pursuant to the General Corporation Law of the State of Delaware. The issuance of preferred stock could have the effect of decreasing the market price of the Common Stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of the Company’s Common Stock.

Approval Required

Pursuant to the General Corporation Law of the State of Delaware, this proposal must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the proposal. Shares that are not represented at the Annual Meeting and abstentions and, if this proposal is deemed to be “non-routine” as described above under “Voting, Revocation and Solicitation of Proxies,” broker non-votes with respect to this proposal will have the same practical effect as a vote against this proposal.

The Board recommends that stockholders vote “FOR” the proposal to increase the Company’s authorized capital to 600,000,000 shares of Common Stock.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Warren Averett, LLC (“Warren Averett”) as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending May 31, 2019. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s governance documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Warren Averett, the Audit Committee will reconsider its selection.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, and abstentions and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote “FOR” ratification of the selection of Warren Averett, LLC as the Company’s independent registered public accounting firm for fiscal 2019.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2013 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, the Company is conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

A detailed description of the compensation paid to executive officers is included in this proxy statement under the heading “Executive Compensation” in accordance with the SEC’s rules.

The Company’s philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During fiscal year 2018, the main components of executive compensation, as shown in the Summary Compensation Table in this proxy statement, included (i) base salary, (ii) bonus based on the Compensation Committee’s assessment of each executive officer’s performance in achieving corporate and individual goals, and (iii) employee stock options. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that stockholders vote, on an advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this proxy statement.

Provided that a quorum is present, this proposal will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against. Shares that are not represented at the Annual Meeting, and abstentions and broker non-votes, if applicable, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2018. Representatives of Warren Averett are not expected to be present at the Annual Meeting.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee pre-approves all engagements for audit and non-audit services provided by the Company’s independent registered public accounting firm. Warren Averett performed its audit procedures in accordance with the Audit Committee’s policies and procedures. Warren Averett informed the Audit Committee of the scope and nature of each service provided. No services were provided by Warren Averett during fiscal year 2017 or fiscal year 2018 other than audit, review, or attest services.

Fees Paid to Principal Independent Registered Public Accounting Firm

The aggregate fees billed during the fiscal years ended May 31, 2018 and 2017 for professional services rendered by Warren Averett for: (1) Audit Fees (the audit of the financial statements included in the Company’s annual reports on Form 10-K and for the review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q) were approximately $133,000 and $120,000, respectively; (2) Audit-Related Fees (review of the Company’s Registration Statements on Forms S-1 and S-3, related accountants’ consent and other matters) were $18,000 and $7,000, respectively; and (3) Tax Fees, including tax return preparation fees of $0 and $4,500, respectively.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company’s independent auditors, Warren Averett, to review the Company’s accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2018. The Audit Committee discussed and reviewed with Warren Averett the matters required to be discussed by PCAOB Auditing Standard No. 1301, as amended, “Communications with Audit Committees.” Warren Averett has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in this Proxy Statement on Schedule 14A, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Gregory A. Gould (Chair), Carl C. Dockery, and Scott A. Kelly, M.D.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. However, as previously announced in the Company’s Form 8-K filed with the SEC on October 12, 2018, in accordance with the Company’s bylaws and SEC rules and regulations, stockholders have until 5:30 p.m., Pacific Time, on Monday, October 22, 2018 to submit stockholder proposals and request proxy access with respect to any other business to be considered at the Annual Meeting. The Company undertakes to supplement the information contained in this proxy statement (and, if necessary, postpone the Annual Meeting) to address any stockholder proposals timely received before such deadline.

If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy, and in accordance with applicable laws and SEC rules and regulations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to the Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, Attn.: Secretary, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2019

For the 2019 Annual Meeting of stockholders, pursuant to the Company’s Bylaws, a proposal to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received between July 11, 2019 and August 10, 2019, inclusive; provided that, if the 2019 Annual Meeting is not first convened between October 9, 2019 and January 7, 2020, inclusive, then the notice must be delivered prior to the later of (x) the ninetieth day prior to the meeting date or (y) the tenth day following the first public announcement of the meeting date.

In order to be eligible for inclusion in the proxy materials of the Company for the 2019 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must be received by June 17, 2019. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. In addition, if the Company receives notice of a stockholder proposal after August 31, 2019, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

Any proposals to take action at the 2019 annual meeting of stockholders should be addressed to: Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,500, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(833) 814-9456

October 15, 2018	CYTODYN INC.

Exhibit A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is CytoDyn Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 12, 2015 (as amended, the “Certificate of Incorporation”).

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV and replacing such paragraph with the following paragraph:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Six Hundred and Five Million (605,000,000), of which (i) Six Hundred Million (600,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall be effective immediately upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this      day of     , 20    .

CYTODYN INC.

By:
Name:

CytoDyn Inc.

2018 Annual Report to Stockholders

Supplemental Insert to Proxy Material

This one-page notice corrects the date for the Company’s Annual Meeting of Stockholders cited in the inside back cover page to the accompanying 2018 Annual Report on Form 10-K:

Original date: October 17, 2018

New and Revised Date: November 8, 2018

The Annual Meeting remains at 9:30 am PT at the Hilton Downtown Portland

921. S.W. 6th Avenue

Portland, Oregon 97204

Please note that the new and revised annual meeting date is reflected in the accompanying Invitation, Notice and Proxy Statement material, as well as on the proxy cards

600,000,000 CYTODYN INC. C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., Central Time, on November 8, 2018. Vote by Internet • Go to www.investorvote.com/CYDY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees named below and FOR Proposals 2, 3 and 4. 1. Election of Directors: 01 - Anthony D. Caracciolo 02 - Carl C. Dockery 03 - Gregory A. Gould 04 - Scott A. Kelly, M.D. 05 - Michael A. Klump + 06 - Jordan G. Naydenov 07 - Nader Z. Pourhassan, Ph.D. Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any individual FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.For Against Abstain For Against Abstain 2. Approval of a proposal to amend the Company’s Certificate 3. Ratification of the selection of Warren Averett, LLC as the of Incorporation to increase the total number of authorized Company’s independent registered public accounting firm for shares of common stock from 450,000,000 shares to the fiscal year ending May 31, 2019; 600,000,000 shares; 4. A non-binding advisory vote to approve our executive compensation B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3 8 8 3 8 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02WQEA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy CYTODYN INC. 2018 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc. The undersigned hereby appoints Anthony D. Caracciolo and Nader Z. Pourhassan as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on September 12, 2018, at the Annual Meeting of Stockholders to be held on November 8, 2018, at 9:30 a.m., Pacific Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is provided, the proxies named above will vote FOR the election of all nominees for director and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2018 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy using the enclosed envelope. C Non-Voting Items Change of Address — Please print new address below.IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A- C ON BOTH SIDES OF THIS CARD.